POWER OF ATTORNEY KNOW ALL MEN BY THESE PRESENTS: That the undersigned director and/or officer of Tractor Supply Company, a Delaware corporation (the "Company"), hereby constitutes and appoints Amy Dahl and/or Philip L. Codington as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for either of him/her and in his/her name, place and stead, in any and all capacities, to execute any and all Securities and Exchange Commission Forms 3, 4 and 5 and other documents relating thereto with respect to the securities of the Company beneficially owned by the undersigned, any and all amendments thereto, and to file the same with the Securities and Exchange Commission, and grants unto said attorney-in-fact and substitute or substitutes full power and authority to do each and every act and thing requested and necessary to be done in and about the premises as fully to all intents and purposes as he/she might do in person, and hereby ratifies and confirms all things that said attorney-in-fact and substitute or substitutes may lawfully do and seek to be done by virtue hereof. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended. This Power of Attorney shall be valid until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transaction in securities issued by the Company, unless revoked by the undersigned in writing. IN WITNESS WHEREOF, the undersigned has hereunto set his/her hand this 27th day of October, 2026. AGREED: /s/ Fahim Siddiqui Fahim Siddiqui